SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    June 13, 2002

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506

(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (812) 482-1600

Not Applicable

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

Kimball International, Inc. Announces Fourth Quarter Outlook

Jasper, IN (June 13, 2002) - Kimball International, Inc. (NASDAQ: KBALB) today announced its earnings outlook for its fourth quarter fiscal 2002 ending June 30, 2002. Kimball's fourth quarter results are scheduled to be released on Thursday, August 1, 2002, prior to the opening of the financial markets. This information is intended to comply with Kimball's obligation under the SEC's Regulation FD.

Kimball International expects its earnings for the fourth quarter of fiscal 2002 to be $0.11 to $0.16 per Class B share. This range includes costs associated with executing the Company's restructuring plan announced last June, including adjustments to original cost estimates as the Company winds down its restructuring activities and costs expensed as incurred during the fourth quarter. Together, these costs and adjustments are projected to approximate $0.01 per share. The Company reported a loss of $0.35 per Class B share for the prior fiscal year fourth quarter, inclusive of restructuring and other fourth quarter charges. Excluding the restructuring and other charges in the prior year fourth quarter, net income totaled $0.17 per Class B share.

Sales in the Electronic Contract Assemblies Segment are projected to increase over the prior year fourth quarter, in part due to sales associated with the Company's Auburn, Indiana facility, which was acquired in the current fiscal year second quarter. On a comparable basis, excluding restructuring charges, the Auburn acquisition and other one time charges in the prior year, net income in this Segment is projected to be below the prior year fourth quarter, in part due to production inefficiencies with new customers.

In the Furniture and Cabinets Segment, sales are projected to decline from the year ago comparable fourth quarter, as demand in the principal markets within this segment remain soft. Excluding restructuring charges in both periods, net income is projected to be below the prior year level, primarily related to the projected decline in sales volumes.

Kimball International will conduct a conference call on Thursday, August 1, 2002 following the release of its fourth quarter fiscal 2002 results. A webcast of the conference call will take place simultaneously. Details of the conference call and webcast will be released on or about July 25, 2002.

The above fourth quarter fiscal 2002 earnings guidance is considered forward-looking under the Private Securities Litigation Reform Act of 1995, and is subject to risks and uncertainties including, but not limited to, actual fourth quarter costs associated with winding down the Company's restructuring plan, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ending June 30, 2001.

Kimball International, Inc. provides a vast array of products from its two business segments: the Furniture and Cabinets Segment and the Electronic Contract Assemblies Segment. The Furniture and Cabinets Segment manufactures furniture for the office, residential, lodging and healthcare industries and store display fixtures, all sold under the Company's family of brand names. Other products produced by Kimball on a contract basis include store fixtures, television cabinets and stands, residential furniture and furniture components. The Electronic Contract Assemblies Segment provides design engineering, manufacturing, packaging and distribution of electronic assemblies, circuit boards, multi-chip modules and semiconductor components on a contract basis to a variety of industries on a global scale.

For more information about Kimball International, Inc., visit the Company's web site on the Internet at www.kimball.com.

"We Build Success"

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider

ROBERT F. SCHNEIDER Executive Vice President, Chief Financial Officer Treasurer

Date: June 13, 2002